Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Lenz Therapeutics, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Lenz Therapeutics, Inc. (the Company) as of December 31, 2022 and 2023, the related statements of operations and comprehensive loss, convertible preferred and common stock and stockholders' deficit and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2023, and the results of its operations and its cash flows for each of the years then ended in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2022.
San Diego, California
March 21, 2024

LENZ THERAPEUTICS, INC.
BALANCE SHEETS
(in thousands, except for shares and par value)

	December 31,
	2022	2023
Assets
Current assets:
Cash and cash equivalents	$44,441	$35,140
Marketable securities	—	30,654
Prepaid expenses and other current assets	2,200	1,450
Total current assets	46,641	67,244
Property and equipment, net	39	54
Operating lease right-of-use asset	240	318
Deferred offering costs	—	2,739
Security deposit	31	21
Total assets	$46,951	$70,376
Liabilities, convertible preferred and common stock and stockholders’ deficit
Current liabilities:
Accounts payable	$4,755	$5,711
Accrued liabilities	4,744	12,803
Total current liabilities	9,499	18,514
Operating lease liability, net	147	192
Other noncurrent liabilities	66	121
Preferred stock warrants liability	994	871
Total liabilities	10,706	19,698
Commitments and contingencies (Note 6)
Convertible preferred and common stock:
Series A convertible preferred stock, par value of $0.001 per share; 22,791,777 shares authorized, 21,977,282 shares issued and outstanding at December 31, 2022 and 2023, respectively	44,621	44,621
Series A-1 convertible preferred stock, par value of $0.001 per share; 2,950,548 shares authorized, and 2,950,548 issued and outstanding at December 31, 2022 and 2023, respectively	9,893	9,893
Series B convertible preferred stock, par value of $0.001 per share; 28,019,181 shares authorized, no shares and 28,019,181 issued and outstanding at December 31, 2022 and 2023, respectively	—	82,976
Class B convertible common stock, par value of $0.001 per share; 2,744,184 shares authorized, and 2,744,184 shares issued and outstanding at December 31, 2022 and 2023, respectively	5,900	5,900
Total convertible preferred and common stock	60,414	143,390
Stockholders' deficit:
Common stock, par value of $0.001 per share; 79,218,247 Class A shares authorized, and 9,915,013 shares issued at December 31, 2022 and 2023, respectively, and 9,629,171 and 9,739,818 shares outstanding at December 31, 2022 and 2023, respectively	10	10
Additional paid-in capital	1,098	2,517
Accumulated deficit	(25,277)	(95,245)
Accumulated other comprehensive income	—	6
Total stockholders’ deficit	(24,169)	(92,712)
Total liabilities, convertible preferred and common stock and stockholders’ deficit	$46,951	$70,376
The accompanying notes are an integral part of these financial statements.

LENZ THERAPEUTICS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)

	Year Ended December 31,
	2022	2023
Revenue:
License revenue	$15,000	$—
Total revenue	15,000	—
Operating expenses:
Research and development	21,125	59,504
Selling, general and administrative	4,358	12,925
Total operating expenses	25,483	72,429
Loss from operations	(10,483)	(72,429)
Other income:
Other	15	93
Interest income	4	2,189
Total other income, net	19	2,282
Net loss before income taxes	(10,464)	(70,147)
Income tax expense (benefit)	347	(179)
Net loss	(10,811)	(69,968)
Other comprehensive income:
Unrealized gain on marketable securities	—	6
Comprehensive loss	$(10,811)	$(69,962)
Net loss per share attributable to Class A common stockholders, basic and diluted	$(1.14)	$(7.22)
Weighted-average Class A common shares outstanding, basic and diluted	9,455,393	9,689,045
The accompanying notes are an integral part of these financial statements.

LENZ THERAPEUTICS, INC.
STATEMENTS OF CONVERTIBLE PREFERRED AND COMMON STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share data)

	Convertible Preferred and Common Stock								Stockholders' Deficit
	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series B Convertible Preferred Stock		Class B Convertible Common Stock		Class A Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	12,078	$24,381	—	$—	—	$—	2,744	$5,900	9,357	$1	$251	$(14,466)	$—	$(14,214)
Issuance of Series A convertible preferred stock (Tranche 3), net of issuance costs	9,899	20,240	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series A-1 convertible preferred stock, net of issuance costs	—	—	2,951	9,893	—	—	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	—	—	272	9	126	—	—	135
Share-based compensation	—	—	—	—	—	—	—	—	—	—	721	—	—	721
Net loss	—	—	—	—	—	—	—	—	—	—	—	(10,811)	—	(10,811)
Balance as of December 31, 2022	21,977	$44,621	2,951	$9,893	—	$—	2,744	$5,900	9,629	$10	$1,098	$(25,277)	$—	$(24,169)
Issuance of Series B convertible preferred stock, net of issuance costs	—	—	—	—	28,019	82,976	—	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	111	—	76	—	—	76
Share-based compensation	—	—	—	—	—	—	—	—	—	—	1,343	—	—	1,343
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	—	—	—	—	6	6
Net loss	—	—	—	—	—	—	—	—	—	—	—	(69,968)	—	(69,968)
Balance as of December 31, 2023	21,977	$44,621	2,951	$9,893	28,019	$82,976	2,744	$5,900	9,740	$10	$2,517	$(95,245)	$6	$(92,712)
The accompanying notes are an integral part of these financial statements.

LENZ THERAPEUTICS, INC.
STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2022	2023
Cash flows from operating activities
Net loss	$(10,811)	$(69,968)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8	15
Amortization of premiums and discounts on marketable securities	—	(1,057)
Change in fair value of preferred stock warrants	(21)	(123)
Share-based compensation expense	721	1,343
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,112)	761
Accounts payable	4,295	856
Accrued liabilities	3,858	7,783
Security deposit	(29)	10
Net cash used in operating activities	(4,091)	(60,380)
Cash flows from investing activities
Purchases of marketable securities	—	(52,091)
Proceeds from maturities of marketable securities	—	22,500
Purchases of property and equipment	(37)	(30)
Net cash used in investing activities	(37)	(29,621)
Cash flows from financing activities
Proceeds from issuance of Series A, Series A-1, and Series B convertible preferred stock, net of issuance costs	30,133	82,976
Deferred offering costs	—	(2,479)
Proceeds from exercises of stock options	129	203
Net cash provided by financing activities	30,262	80,700
Net increase (decrease) in cash	26,134	(9,301)
Cash and cash equivalents, beginning of the year	18,307	44,441
Cash and cash equivalents, end of the period	$44,441	$35,140
Supplemental disclosure of non-cash investing and financing information
Right-of-use assets obtained in exchange for operating lease liabilities	$311	$190
Deferred offering costs included in accounts payable and accrued expenses	$—	$260
The accompanying notes are an integral part of these financial statements.

LENZ THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
1.    Organization and Liquidity
Description of the Business
Lenz Therapeutics, Inc. (Lenz Therapeutics or the Company), previously known as Presbyopia Therapies, Inc., became a corporation in Delaware on October 28, 2020, upon the filing of a Certificate of Conversion to convert Presbyopia Therapies, LLC, a Delaware limited liability company (formed in September 2013) to a Delaware corporation.
Lenz Therapeutics is headquartered in Del Mar, California. The Company is a late-stage clinical company developing innovative ophthalmic pharmaceutical products.
Reverse Merger Transaction
On March 21, 2024, Graphite Bio, Inc., a Delaware corporation (“Graphite”) and the Company completed a merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”) dated November 14, 2023, pursuant to which, among other matters, Generate Merger Sub, Inc., a wholly-owned subsidiary of Graphite (“Merger Sub”), merged with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly-owned subsidiary of Graphite (“the Merger”). Additionally, Graphite changed its name to “Lenz Therapeutics, Inc.”
In connection with the Merger, Graphite concurrently entered into a subscription agreement (the “Subscription Agreement”) with certain institutional investors (the “PIPE investors”) pursuant to which, among other things, Graphite agreed to issue to the PIPE investors shares of Graphite common stock immediately following the Merger in a private placement transaction for an aggregate purchase price of $53.5 million, which amount may be increased to up to $125 million through additional subscriptions under the Subscription Agreement from additional PIPE investors (the “Graphite private placement”).
Graphite assumed each outstanding and unexercised option to purchase the Company’s common stock, whether vested or not vested, and each outstanding and unexercised warrant to purchase the Company’s common stock or preferred stock, which became options and warrants to purchase shares of Graphite common stock. Subsequently, at the effective time of the Merger, each outstanding share of the Company’s common stock and preferred stock, and options and warrants to purchase the Company’s common stock was converted into the right to receive or purchase 0.2022 shares of Graphite’s common stock, which resulted in the issuance by Graphite of an aggregate of 15,409,184 shares of, and options and warrants to purchase, Graphite common stock to the stockholders, option holders, and warrant holders of the Company. Immediately following the consummation of the Merger and Graphite private placement, the Company, Graphite stockholders, and the PIPE investors collectively owned approximately 56%, 31%, and 13% of the combined company, respectively, on a fully diluted basis.
Liquidity
The Company has incurred net losses and negative cash flows from operations since inception and as of December 31, 2023, had an accumulated deficit of $95.2 million. The Company incurred net losses of $10.8 million and $70.0 million during the years ended December 31, 2022 and 2023, respectively.
The Company expects to incur additional losses in the future as it continues its research and development efforts, advances its product candidates through clinical development, seeks regulatory approval, prepares for commercialization, hires additional personnel, protects its intellectual property, and grows its business. The Company may need to raise additional capital to support its continuing operations and pursue its long-term business plan, including the development and commercialization of its product candidates, if approved. Such activities are subject to significant risks and uncertainties.
As of December 31, 2023, the Company had cash, cash equivalents, and marketable securities of $65.8 million, which is available to fund future operations. In connection with the Merger, the Company completed the Graphite private placement for gross proceeds of $53.5 million and received approximately $115.0 million from the Merger in March 2024. The Company believes that its existing cash, cash equivalents, and marketable securities as of December 31, 2023 in addition to the funds received in connection with the Merger, will be sufficient to support operations for at least the next 12 months from the date these financial statements were available to be issued.
2.    Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements were prepared based on the accrual method of accounting in accordance with U.S. generally accepted accounting principles (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Estimates used in preparing the accompanying financial statements include, but are not limited to, estimates related to the research and development accruals, preferred stock warrants liability, share-based compensation, and the valuation of deferred tax assets and liabilities. Although actual results could differ from those estimates, management does not believe that such differences would be material.
Concentration of Credit Risk and Other Risks and Uncertainties
Financial instruments, which potentially subject the Company to a concentration of credit risk, consist primarily of cash and cash equivalents and marketable securities. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company deposits its cash primarily in a traditional checking and savings accounts with a financial institution and does not have restricted cash.
Marketable Securities
The Company classifies marketable securities as available-for-sale, as the sale of such investments may be required prior to maturity to implement management strategies, and therefore has classified all marketable securities with maturity dates beyond three months at the date of purchase as current assets in the accompanying balance sheets. As of December 31, 2023, the Company had no intent to sell any marketable securities prior to maturity. Marketable securities classified as available-for-sale are carried at fair value with the unrealized gains and losses included in other comprehensive income as a component of stockholders’ deficit until realized. Any premium or discount arising at purchase is amortized and/or accreted to interest income as an adjustment to yield using the straight-line method over the life of the instrument. Realized gains and losses are calculated using the specific identification method and recorded as interest income or expense.
Allowance for Credit Losses
For available-for-sale securities in an unrealized loss position, the Company first assesses whether it intends to sell, or if it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through earnings. For available-for-sale securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Company considers the severity of the impairment, any changes in interest rates, market conditions, changes to the underlying credit ratings and forecasted recovery, among other factors. The credit-related portion of unrealized losses, and any subsequent improvements, are recorded in interest income through an allowance account. Any impairment that has not been recorded through an allowance for credit losses is included in other comprehensive income on the statements of operations and comprehensive loss.
The Company excludes the applicable accrued interest from both the fair value and amortized costs basis of our available-for-sale securities for purposes of identifying and measuring an impairment. Accrued interest receivable on available-for-sale securities is recorded within prepaid expenses and other current assets on our balance sheets. Our accounting policy is to not measure an allowance for credit loss for accrued interest receivable and to write-off any uncollectible accrued interest receivable as a reversal of interest income in a timely manner, which the Company considers to be in the period in which it determines the accrued interest will not be collected.
Fair Value Measurements
The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1—Observable inputs such as quoted prices in active markets.
Level 2—Inputs, other than the quoted prices in active markets that are observable either directly or indirectly.
Level 3—Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3 (see Note 3). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value of the instrument.
Property and Equipment, Net
Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Upon retirement or disposal, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is recognized within operating expenses based on the difference between the proceeds received and the net book value of the disposed asset. Routine expenditures for maintenance and repairs are expensed as incurred.
Estimated useful lives for property and equipment are as follows:

Estimated Useful Life
Computer equipment	5 years
Furniture and fixtures	5 years
Lab equipment	5 years
Impairment of Long-Lived Assets
The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset group may not be recoverable. Recoverability of the long-lived asset group is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset group. If these cash flows are less than the carrying value of such asset group, the Company then determines the fair value of the underlying asset group. Any impairment loss to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the estimated fair value of the asset group. There were no impairment losses recognized during the years ended December 31, 2022 or 2023.
Leases
The Company determines if an arrangement is or contains a lease at inception by assessing whether it conveys the right to control the use of an identified asset in exchange for consideration. If a lease is identified, classification is determined at lease commencement. To date, all of the Company’s leases have been determined to be operating leases. Operating lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The Company’s leases do not provide an implicit interest rate and therefore the Company estimates its incremental borrowing rate to discount lease payments. The incremental borrowing rate reflects the estimated interest rate that the Company would have to pay to borrow on a collateralized basis, an amount equal to the lease payments in a similar economic environment over a similar term. Operating lease right-of-use (ROU) assets are determined based on the corresponding lease liability adjusted for any lease payments made at or before commencement, initial direct costs, and lease incentives. The operating lease ROU asset also includes impairment charges if the Company determines the ROU asset is impaired. The Company considers a lease term to be the noncancelable period that it has the right to use the underlying asset, including any periods where it is reasonably assured the Company will exercise the option to extend the contract. Operating lease expenses are recognized, and the ROU assets are amortized on a straight-line basis over the lease term. The Company has elected not to separate lease and non-lease components for its leased assets and accounts for all lease and non-lease components of its agreements as a single lease component. The Company has elected not to recognize leases with terms of one year or less on the balance sheets.
Deferred Offering Costs
The Company capitalizes costs that are directly associated with equity financings until such financings are consummated, at which time such costs are recorded against the gross proceeds of the offering. Should an in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations and comprehensive loss. The Company had deferred offering costs capitalized as of December 31, 2023 of $2.7 million related to the Merger. The Company had no such capitalized costs as of December 31, 2022. In December 2023, the Company abandoned its plan for an initial public offering and expensed related costs of $2.1 million to selling, general and administrative expense.
Research and Development Expenses and Related Prepaid Assets and Accrued Liabilities
Research and development costs are expensed as incurred. Research and development expenses primarily consist of internal research and development expense, including personnel-related expenses (such as salaries, benefits and noncash stock-based compensation) and external research and development expenses incurred under arrangements with vendors conducting research and development services on its behalf, such as contract research organizations (CROs) and contract manufacturing organizations (CMOs).
Payments made prior to the receipt of goods or services to be used in research and development are capitalized, evaluated for current or long-term classification, and included in prepaid expenses and other current assets or other assets in the balance sheets based on when the goods are received or the services are expected to be received or consumed, and recognized in research and development expenses when they are realized.
The Company is required to estimate expenses resulting from its obligations under contracts with vendors, service providers and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations which vary from contract to contract and may result in cash flows that do not match the periods over which materials or services are provided. The Company estimates and records accrued expenses for the related research and development activities based on the level of services performed but not yet invoiced pursuant to agreements established with its service providers, according to the progress of clinical trials or related activities, and discussions with applicable personnel and service providers as to the progress or state of consummation of goods and services.
During the course of a clinical trial, the rate of expense recognition is adjusted if actual results differ from the Company’s estimates. The Company estimates accrued expenses as of each balance sheet date in its financial statements based on the facts and circumstances known at that time. The clinical trial accrual is dependent in part upon the timely and accurate reporting of CROs, CMOs and other third-party vendors. Although the Company does not expect its estimates to be materially different from amounts actually incurred, its estimates may vary from the actual results. To date, the Company has not experienced material differences between its accrued expenses and actual expenses.
Preferred Stock Warrants Liability
The Company has issued freestanding warrants to purchase shares of its Series A convertible preferred stock (Series A Convertible Preferred). Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of Series A Convertible Preferred can cause redemption. The warrants are revalued at each subsequent balance sheet date utilizing an option pricing method that back solves the fair value of the warrants based on recent financing transactions and also considers the enterprise value of the Company when considering potential exit events. Changes in fair value are recognized as increases or reductions to other income (expense), net in the accompanying statements of operations and comprehensive loss. The fair value of these warrants is classified as a non-current liability in the accompanying balance sheet since the underlying Series A Convertible Preferred stock is potentially redeemable.
Convertible Preferred and Common Stock
The Company’s convertible preferred stock and Class B convertible common stock are classified outside of stockholders’ deficit because the shares contain deemed liquidation rights that are a contingent redemption feature not solely within the control of the Company.
The carrying values of the convertible preferred stock and Class B convertible common stock are adjusted to their liquidation preferences if and when it becomes probable that such a liquidation event will occur. The Company did not accrete the value of the convertible preferred stock to its redemption value since a liquidation event was not considered probable as of December 31, 2022 and 2023. Subsequent adjustments to the carrying values of the convertible preferred stock will be made only when it becomes probable that such liquidation events will occur, causing the shares to become redeemable.
Share-Based Compensation
The Company maintains an equity incentive plan as a long-term incentive for employees, directors, and non-employee service providers. All share-based payments to employees and directors, including grants of incentive stock options, nonqualified stock options, restricted stock awards, unrestricted stock awards, or restricted stock units, are recognized as expense based on their grant date fair values. The Company recognizes expense on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. Stock-based compensation is classified in the statements of operations and comprehensive loss based on the function to which the related services are provided. The Company has elected to account for forfeitures as they occur.
Stock Options
The Company estimated the fair value of options granted using the Black-Scholes-Merton (Black-Scholes) option pricing model for stock option grants to both employees and non-employees.
The Black-Scholes option pricing model requires inputs based on certain subjective assumptions. A discussion of management’s methodology for developing the assumptions used in the valuation model follows:
Fair Value of Common Stock—Given the lack of an active public market for the Company’s common stock, the fair value of the Company’s common stock was determined by the board of directors with input from management and consideration of third-party valuation reports. In the absence of a public trading market, and as a clinical-stage company with no significant revenues, the Company believes that it was appropriate to consider a range of factors to determine the fair market value of the common stock at each grant date. In determining the fair value of its common stock, the Company used methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants’ (AICPA) Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation. In addition, the Company considered various objective and subjective factors, along with input from the independent third-party valuation firm. The factors included (1) the achievement of clinical and operational milestones by the Company; (2) the significant risks associated with the Company’s stage of development; (3) capital market conditions for life science companies, particularly similarly situated, privately held, early-stage life science companies; (4) the Company’s available cash, financial condition, and results of operations; (5) the most recent sales of the Company’s convertible preferred stock; and (6) the preferential rights of the outstanding convertible preferred stock and Class B convertible common stock.
Expected Dividend Yield—The expected dividend yield is based on the Company’s historical and expected dividend payouts. The Company has historically paid no dividends and does not anticipate dividends to be paid in the future.
Expected Equity Volatility—Due to the lack of a public market for the Company’s common stock and the lack of company-specific historical and implied volatility data, the Company has based its computation of expected volatility on the historical volatility of a representative group of public companies with similar characteristics to the Company (e.g., public entities of similar size, complexity, stage of development, and industry focus). The historical volatility is calculated based on a period of time commensurate with expected term assumption.
Risk-Free Interest Rate—The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options.
Expected Term—The Company uses the simplified method as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using effective tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets where, based upon the available evidence, the Company concludes that it is more-likely-than-not that some or all of the deferred tax assets will not be realized. In evaluating its ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Because of the uncertainty of the realization of deferred tax assets, the Company has recorded a valuation allowance against its net deferred tax assets.
Liabilities are provided for tax benefits for which realization is uncertain. Such benefits are only recognized when the underlying tax position is considered more-likely-than-not to be sustained on examination by a taxing authority, assuming they possess full knowledge of the position and facts. Interest and penalties related to uncertain tax positions are recognized in the provision of income taxes. As of December 31, 2022 and 2023, the Company had no interest or penalties related to uncertain income tax benefits.
The Company’s policy is to include interest and penalties related to unrecognized income tax benefits as a component of income tax expense. The Company has no accruals for interest or penalties in the balance sheets as of December 31, 2022 and 2023 and has not recognized interest or penalties in the statements of operations for the years ended December 31, 2022 or 2023.

Revenue Recognition
The Company evaluates its revenue agreements in accordance with FASB ASC 606, Revenue from Contracts with Customers (ASC 606). ASC 606 requires a five-stage approach, including (i) identification of the contract; (ii) identification of performance obligations; (iii) determination of the transaction price; (iv) allocation of the transaction price; and (v) recognition of revenue.
Net Loss Per Share
Basic net loss per share is calculated by dividing net loss attributed to Class A common stockholders by the weighted-average number of shares of Class A common stock outstanding during the period, without consideration for common stock equivalents. The convertible preferred stock and Class B convertible common stock are not participating securities, because they do not participate in losses. Stock options, preferred stock warrants, Class A warrants, Class B convertible common stock, and convertible preferred stock are considered potentially dilutive to Class A common stock. The Company computes diluted net loss per share attributable to Class A common stockholders after giving consideration to all potentially dilutive Class A common stock outstanding during the period, determined using the treasury-stock and if-converted methods, except where the effect of including such securities would be antidilutive. The Company makes adjustments to diluted net loss attributed to Class A common stockholders to reflect the reversal of gains on the change in the value of preferred stock warrants liability, assuming conversion of warrants to acquire convertible preferred stock at the beginning of the period or at time of issuance, if later, to the extent that those preferred stock warrants are dilutive. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities are antidilutive given the net loss for each period presented.
Other Comprehensive Income
Other comprehensive income represents the change in the Company’s stockholders’ deficit from all sources other than investments by or distributions to stockholders. The Company’s other comprehensive income is the result of unrealized gains and losses on marketable securities.
Segment Reporting
Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker (CODM), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer acts as the CODM. The CODM views the Company’s operations and manages its business as one operating segment operating exclusively in the United States.
Recent Accounting Pronouncements
In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The update requires a public business entity to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. Adoption of the ASU allows for either the prospective or retrospective application of the amendment and is effective for the Company for annual periods beginning after December 15, 2025, with early adoption permitted. The Company has not yet completed its assessment of the impact of ASU 2023-09 on the Company’s financial statements.
3.    Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, including cash equivalents classified within the Level 1 designation, prepaid and other current assets, accounts payable, and accrued liabilities approximate fair value due to their short maturities. Cash equivalents, marketable securities, and the preferred stock warrants liability are recorded at fair value on a recurring basis.
None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis.
Liabilities measured at fair value on a recurring basis are as follows (in thousands):

	Fair Value Measurements at Reporting Date
	Total	Level 1	Level 2	Level 3
At December 31, 2022:
Liabilities
Preferred stock warrants liability	$994	$—	$—	$994
Total liabilities measured at fair value	$994	$—	$—	$994

	Fair Value Measurements at Reporting Date
	Total	Level 1	Level 2	Level 3
At December 31, 2023:
Cash equivalents
Money market funds	$7,962	$7,962	$—	$—
Total cash equivalents measured at fair value	$7,962	$7,962	$—	$—
Marketable securities
Commercial paper	$18,751	$—	$18,751	$—
U.S. government agency securities	9,925	—	9,925	—
U.S. treasury securities	1,978	1,978	—	—
Total marketable securities measured at fair value	$30,654	$1,978	$28,676	$—
Liabilities
Preferred stock warrants liability	$871	$—	$—	$871
Total liabilities measured at fair value	$871	$—	$—	$871
Marketable securities consisted of the following (in thousands):

	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Commercial paper	$18,742	$9	$—	$18,751
US government agencies	9,927	1	(3)	9,925
US treasury securities	1,977	1	—	1,978
Totals	$30,646	$11	$(3)	$30,654
As of December 31, 2023, three of the Company’s marketable securities with a fair market value of $6.5 million were in a gross unrealized loss position of $3,000, all of which have been in a gross unrealized loss position for less than one year. When evaluating an investment for impairment, the Company reviews factors such as the severity of the impairment, changes in underlying credit ratings, forecasted recovery, the Company’s intent to sell or the likelihood that it would be required to sell the investment before the investment’s anticipated recovery in market value and the probability that the scheduled cash payments will continue to be made. Based on the Company’s review of these marketable securities, the Company believes none of the unrealized loss is the result of a credit loss as of December 31, 2023, because it does not intend to sell these securities, and it is not more-likely-than-not that it will be required to sell these securities before the recovery of their amortized cost basis.
As of December 31, 2023, all marketable securities had contractual maturities of less than one year.
The key unobservable inputs for the preferred stock warrants liability were:

	December 31
	2022	2023
Estimated time to liquidity	2.5 years	2.0 years
Volatility rate	70.0%	84.0%
Risk-free interest rate	4.3%	4.2%
The Company did not transfer any assets measured at fair value on a recurring basis between levels during the years ended December 31, 2022 and 2023.
The following table presents activity for the preferred stock warrants liability during the years ended December 31, 2023 (in thousands):

Preferred Stock Warrants Liability
Balance at December 31, 2022	$994
Change in fair value	(123)
Balance at December 31, 2023	$871
4.    Property and Equipment, net
Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2022	2023
Office equipment	$46	$64
Leasehold improvements	—	$12
Lab equipment	5	5
Property and equipment, gross	51	81
Less: accumulated depreciation	(12)	(27)
Property and equipment, net	$39	$54
Depreciation and amortization expense was $8,000 and $15,000 for the years ended December 31, 2022 and 2023, respectively. As of December 31, 2023, all the Company’s property and equipment was located in the United States.

5.    Accrued Liabilities
Accrued liabilities consist of the following (in thousands):

	As of December 31,
	2022	2023
Accrued research and development expense	$3,192	$10,289
Accrued payroll and related benefits	875	1,998
Income taxes payable	347	—
Operating lease liability, current portion	103	137
Other accrued liabilities	227	379
Total accrued liabilities	$4,744	$12,803
6.    Commitments and Contingencies
Operating Leases
The Company leased office space in Del Mar, California under a lease that expired on March 31, 2022. Commencing on April 1, 2022, the Company entered into a separate lease agreement for office space in Del Mar, California, which was subsequently amended to expand the office space leased and extend the term. As of December 31, 2023, the remaining lease term was 2.3 years, and the discount rate used to determine the right-of-use assets and corresponding operating lease liabilities was 7.0%. Cash paid for operating leases approximated rent expense for the periods presented.
Maturities of the operating lease liability as of December 31, 2023, are as follows (in thousands):

2024	$155
2025	161
2026	41
Total undiscounted lease payments	357
Less: Present value adjustment	(28)
Operating lease liability	$329
Rent expense for the years ended December 31, 2022 and 2023 was $110,000 and $145,000, respectively.
Contingencies
From time to time, the Company may be subject to various litigation and related matters arising in the ordinary course of business. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. As of December 31, 2022 and 2023, the Company was not involved in any material legal proceedings.
Indemnifications
In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. Its exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To the extent permitted under Delaware law, the Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at a request in such capacity. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of December 31, 2023, the Company did not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.

7.    Convertible Preferred Stock
As of December 31, 2023, the Company has authorized 53,761,506 shares of preferred stock with a par value of $0.001. As of December 31, 2022, there were 21,977,282 shares of Series A Convertible Preferred Stock (Series A) and 2,950,548 shares of Series A-1 Convertible Preferred Stock (Series A-1) issued and outstanding. As of December 31, 2023, there were 21,977,282 shares of Series A, 2,950,548 shares of Series A-1, and 28,019,181 shares of Series B Convertible Preferred Stock (Series B) issued and outstanding. As of December 31, 2023, the total liquidation preference of issued and outstanding Series A, Series A-1, and Series B was $47.3 million, $10.0 million, and $83.5 million, or $2.15 per share, $3.3892 per share, and $2.9801 per share, respectively.
Dividends
The holders of preferred stock are entitled to receive annual noncumulative dividends at an annual rate of 8% in preference to any declaration or payment of any dividend on the common stock, on an as-converted basis when, as and if declared by the board of directors. As of December 31, 2022 and 2023, no dividends had been declared.
Voting Rights
Each holder of outstanding shares of Series A, Series A-1, and Series B shall be entitled to cast the number of votes equal to the number of whole shares of Class A common stock into which the shares of Series A, Series A-1, and Series B held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
Conversion Rights
Each share of preferred stock is convertible into shares of common stock at the ratio calculated by dividing the original issuance price by the conversion price. The conversion price is equal to the original issuance price but is subject to anti-dilution adjustments for splits, dividends and similar recapitalizations. As of December 31, 2023, the conversion ratio was one-for-one.
Subject to certain exclusions, anti-dilution price protection for additional sales of securities by the Company for consideration per unit less than the applicable conversion price per unit of any series of preferred stock are to be on a broad-based weighted average basis.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A, Series A-1, and Series B shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders before any payment shall be made to the holders of the Class A and Class B convertible common stock.
The Company did not adjust the carrying values of the preferred stock to the liquidation preferences of such shares because it was uncertain whether or when an event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of Class B convertible common stock and preferred stock and these circumstances were not probable as of the balance sheet dates. Subsequent adjustments to the carrying values of the liquidation preferences are to be made only when it becomes probable that such a liquidation event will occur.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Company then outstanding preferred and common stock shall be entitled to be paid as follows:
•First to the holders of shares of preferred stock then outstanding, an amount per share equal to the sum of original issue price plus any dividends declared but unpaid thereon.
•Second, to the holders of shares of Class B convertible common stock then outstanding, an amount per share equal to the original issue price for the Class B convertible common stock, plus any dividends declared but unpaid thereon, plus an additional per share amount calculated at a rate per annum equal to

10% of the original $2.15 issue price for the Class B convertible common stock, compounded annually, and which shall be calculated from the Class
•B convertible common stock original issue date until the earlier to occur of (i) as applicable, the date of the deemed liquidation event or (ii) the fifth anniversary of such Class B convertible common stock original issue date. As of December 31, 2023, the liquidation preference was $9.5 million, or $3.46 per share.
•Then, among the holders of the shares of preferred stock, Class B convertible common stock, and Class A common stock, principally pro rata based on the number of shares held by each such holder as if they had been converted to Class A common stock immediately prior to such liquidation, dissolution or winding up of the Company.
Registration Rights
Under the Company’s investors’ rights agreement, the holders of a majority of Company’s stock outstanding have the right to demand that the Company file a registration statement or request that their shares be covered by a registration statement that the Company is otherwise filing. The obligations of the Company regarding such registration rights include, but are not limited to, commercially reasonable efforts to cause such registration statement to become effective, keep such registration statement effective for up to 120 days, prepare and file amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and furnish to the selling holders copies of the prospectus and any other documents as they may reasonably request. The terms of the registration rights provide for the payment of certain expenses related to the registration of the shares, including a capped reimbursement of legal fees of a single special counsel for the holders of the shares, but do not impose any obligations for the Company to pay additional consideration to the holders in case a registration statement is subsequently withdrawn at the request of the holders.
8.    Common Stock
As of December 31, 2023, the Company has authorized two series of common stock, designated Class A common stock and Class B convertible common stock. As of December 31, 2022 and 2023, there were 9,915,013 of Class A common stock issued, and there were 9,629,171 and 9,739,818 of Class A common stock outstanding, respectively. As of December 31, 2022 and 2023, there were 2,744,184 shares of Class B convertible common stock issued and outstanding.
Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Class B convertible common stockholders are entitled to receive noncumulative dividends at an annual rate of 8%, as may be declared by the board of directors, if any. Class A common stockholders have no dividend rights. Such dividends are not cumulative, and no dividends have been declared or paid by the Company through December 31, 2023.
Class A common stock reserved for future issuance consist of the following:

	December 31,
	2022	2023
Convertible preferred stock	24,927,830	52,947,011
Class B convertible common stock	2,744,184	2,744,184
Class A common stock options granted and outstanding	5,271,961	9,317,290
Class A shares available for issuance under incentive plans	115,306	1,510,254
Class A common stock warrants	470,000	470,000
Preferred stock warrants	814,495	814,495
9.     Warrants
The Company has issued warrants to acquire Class A common stock and Series A convertible preferred stock.

The warrant to purchase 470,000 shares of Class A common stock has an exercise price of $0.21 per share and was issued in December 2020 with an expiration date in February 2024.
The Series A preferred stock warrants have an exercise price of $2.15 per share and were issued in October 2020 with an expiration date in October 2027. The Series A preferred stock warrants shall no longer be exercisable and become null and void on the date of which the Company consummates the sale of its common stock or other securities in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in the event of a deemed liquidation event, provided however that if the holder of any such Series A preferred stock warrant has not exercised the warrant prior to the closing of any such transaction, such Series A preferred stock warrant shall automatically be deemed to be exercised in full pursuant to the net exercise features of such Series A preferred stock warrants immediately prior to the closing of the applicable transaction, without any further action required on the part of the holder thereof.
No warrants were exercised for any of the periods presented.
10.     Share-Based Compensation
The Company’s 2020 Equity Incentive Plan (the 2020 Plan) provides for the grant of incentive stock options, non-statutory stock options, and other equity awards to the Company’s employees, officers, directors, and consultants. As of December 31, 2023, the aggregate number of shares of Class A common stock authorized under the 2020 Plan, as amended, was 11,385,409 shares.
Stock Options
Stock options granted under the 2020 Equity Incentive Plan generally vest over three or four years and expire after P10Y.
The per share exercise price for stock options granted is set at the fair value per share of common stock as determined by the board of directors as of the date of grant. The board of directors determined the value the Company’s Class A common stock considering many factors, including third-party valuation of the Company's Class A common shares, as well as additional factors, which may have changed since the date of the most recent contemporaneous valuation through the date of grant.
A summary of stock option activity for awards under the 2020 Plan is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Lives (years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2022	5,271,961	$0.38	6.8	$12,585
Granted	4,045,329	$1.26	—
Outstanding as of December 31, 2023	9,317,290	$0.76	7.4	$18,691
Exercisable as of December 31, 2023	7,261,957	$0.63	6.9	$15,536
Vested and expected to vest	9,492,482	$0.76	7.4	$19,054
The weighted average grant date fair value per share of stock options granted during the years ended December 31, 2022 and 2023 was $0.73 and $1.07, respectively.
The Company recorded share-based compensation expense of $0.7 million and $1.3 million for the years ended December 31, 2022 and 2023, respectively. As of December 31, 2023, there was $4.3 million of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the 2020 Plan, which is expected to be recognized over a weighted average period of 2.7 years.

Share-based compensation expense was as follows (in thousands):

	Year Ended December 31,
	2022	2023
Selling, general and administrative	$568	$900
Research and development	153	443
Total	$721	$1,343
The assumptions used in the Black-Scholes option pricing model for stock options granted were as follows:

	December 31
	2022	2023
Expected term	6.0 years	6.0 years
Expected volatility	92.8% - 96.6%	92.0% - 92.7%
Risk free interest rate	1.9% - 4.2%	3.9% - 4.6%
Expected dividend yield	0.0%	0.0%
Liability for Early Exercise of Stock Options
Certain individuals were granted the ability to early exercise their stock options. The shares of Class A common stock issued from the early exercise of unvested stock options are restricted and continue to vest in accordance with the original vesting schedule. The Company has the option to repurchase any unvested shares at the original purchase price upon any voluntary or involuntary termination. The shares purchased by the employees and non-employees pursuant to the early exercise of stock options are not deemed, for accounting purposes, to be outstanding until those shares vest. The cash received in exchange for exercised and unvested shares related to stock options granted is recorded as a liability for the early exercise of stock options on the accompanying balance sheets and will be transferred into Class A common stock and additional paid-in capital as the shares vest. As of December 31, 2022 and 2023, there were 285,839 and 175,192 unvested shares issued under early exercise provisions were subject to repurchase by the Company, respectively. At both December 31, 2022 and 2023, the Company recorded $0.1 million associated with early exercised stock options in other long-term liabilities.
11.     Net Loss Per Share Attributable to Class A Common Stockholders
The Company’s potential dilutive securities, which include convertible preferred stock, options to purchase common stock, Class A common warrants, preferred stock warrants, and Class B convertible common stock, have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders for the period indicated because including them would have had an anti-dilutive effect:

	December 31,
	2022	2023
Convertible preferred stock	24,927,830	52,947,011
Class A common stock options granted and outstanding	5,271,961	9,317,290
Class A common stock warrants	470,000	470,000
Preferred stock warrants	814,495	814,495
Class B convertible common stock	2,744,184	2,744,184
Total	34,228,470	66,292,980

The holders of convertible preferred stock and Class B convertible common stock do not contractually share in losses and therefore no additional net loss per share has been disclosed under the two-class method.
12.     Income Taxes
The components of the income tax expense (benefit) were as follows (in thousands):

	Year Ended December 31,
	2022	2023
Current
Federal	$322	$(164)
State	25	(15)
Total current	347	(179)

Deferred
Federal	—	—
State	—	—
Total deferred	—	—
Total income tax expense (benefit)	$347	$(179)
A reconciliation of the Company’s income tax expense (benefit) to the amount computed by applying the federal statutory income tax rate is summarized as follows (in thousands):

	Year Ended December 31,
	2022	2023
Expected tax benefit computed at federal statutory rate	$(2,192)	$(14,731)
State income taxes, net of federal tax benefit	(2)	(1,153)
Permanent differences	70	120
Research and development credit carryforwards	(1,788)	(5,472)
Reserve for uncertain tax positions	140	1,517
Other	203	(463)
Change in valuation allowance	3,916	20,003
Income tax expense (benefit)	$347	$(179)

Significant components of the Company’s net deferred tax assets (liabilities) are summarized as follows (in thousands):

	Year Ended December 31,
	2022	2023
Deferred tax assets
Net operating loss carryforwards	$152	$3,975
Research and development credit carryforwards	982	6,269
Capitalized research and development	5,044	15,282
Intangible assets	249	531
Share-based compensation	137	290
Other	220	463
Total deferred tax assets	6,784	26,810
Valuation allowance	(6,727)	(26,736)
Net deferred tax assets	57	74
Deferred tax liabilities
Other	(57)	(74)
Total deferred tax liabilities	57	74
Net deferred tax assets	$—	$—
The Tax Cuts and Jobs Act (TCJA) requires taxpayers to capitalize and amortize research and development (R&D) expenditures under section 174 for tax years beginning after December 31, 2021. This rule became effective for the Company during the year ended December 31, 2022, resulting in a gross deferred tax asset for capitalized R&D costs of approximately $66.0 million as of December 31, 2023. The Company will continue to amortize these costs for tax purposes over 5 years for R&D performed in the U.S. and over 15 years for R&D performed outside the U.S.
Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
The Company evaluated the available evidence supporting the realization of its gross deferred tax assets, including the amount and timing of future taxable income, and has determined it is more likely than not that the assets will not be realized. Due to uncertainties surrounding the realizability of the deferred tax assets, the Company maintains a full valuation allowance against its deferred tax assets at December 31, 2022 and 2023.
The Company had a valuation allowance of $26.7 million at December 31, 2023 to offset the net deferred tax assets as realization of such assets is uncertain. The valuation allowance increased by $20.0 million during the year ended December 31, 2023.
At December 31, 2023, the Company had federal and state net operating loss (NOL) carryforwards of $18.1 million and $17.9 million, respectively. Federal NOL carryforwards of $18.1 million generated after 2017 may be carried forward indefinitely but can only be utilized to offset 80% of future taxable income. State NOL carryforwards totaling $17.2 million begin to expire in 2040, unless previously utilized, and $0.6 million that carryforward indefinitely. In addition, the Company also has federal and state R&D credit carryforwards totaling $6.5 million and $0.5 million, respectively. The federal R&D credit carryforwards will begin to expire in 2040 unless previously utilized. The state R&D credit carryforwards will begin to expire in 2042 unless previously utilized.
Utilization of NOL carryforwards and other tax attributes, including those obtained through the Merger, may be subject to substantial annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended, due to ownership change limitations that have occurred previously or that could occur in the future. An ownership change occurs, generally, if the percentage of stock of the loss corporation owned by one or more 5% shareholders has increased by more than 50 percentage points relative to the lowest percentage of stock of the loss corporation owned by the same 5% shareholders at any time during the testing period (generally, the three-year period preceding a testing date). These ownership changes may limit the amount of NOL carryforwards and tax credits that can be utilized annually to offset future taxable income. State NOL carryforwards and other state tax attributes may be similarly limited. The Company completed a Section 382 analysis through December 31, 2022 and it was determined the Company underwent an ownership change as defined under Section 382 on April 21, 2021. It was determined that based on the calculations, no attribute carryovers will expire without utilization as a result of Section 382 limitations from the April 21, 2021 ownership change. Our use of NOL and credit carryforwards could be limited further by the provisions of Section 382 depending on the timing and amount of additional equity securities that the Company has issued or will issue subsequent to December 31, 2022, including those obtained through the Merger to the extent the Company or Graphite experiences an ownership change through or subsequent to the Merger.
The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition at the effective date to be recognized. As of December 31, 2022 and 2023, the Company had no unrecognized tax benefits that, if recognized and realized, would effect the effective tax rate due to the valuation allowance against deferred tax assets.
The following table summarizes the changes to the Company’s gross unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2022	2023
Balance at beginning of year	$—	$131
Increases related to prior year tax positions	28	6
Increases related to current year tax positions	103	1,816
Balance at end of year	131	1,953
The Company's policy is to recognize interest and penalties related to income tax matters as income tax expense. The Company had no accrual for interest or penalties on the Company's balance sheets at December 31, 2022 or 2023, and has not recognized interest and/or penalties in the statement of operations and comprehensive loss for the years ended December 31, 2022 and 2023. As of December 31, 2022 and 2023, the Company had unrecognized tax benefits of $0.1 million and $1.7 million, respectively, which if recognized currently, should not impact the effective tax rate due to the Company maintaining a full valuation allowance. The Company does not expect that there will be a significant change in the unrecognized tax benefit over the next twelve months.
The Company is subject to taxation in the U.S. federal and various state jurisdictions. All of the Company’s tax years are subject to examination by federal and state tax authorities due to the carryforward of unutilized net operating losses and R&D credits. Further the Company is not currently under examination by any federal, state or local tax authority.
13.     License Agreements
In April 2022, the Company entered into a license and collaboration agreement providing an exclusive license (License) to certain of the Company’s intellectual property (IP) for use in the treatment of presbyopia in humans in mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan (collectively, “Greater China”). The Company also agreed to negotiate a separate agreement for the purchase of clinical and commercial supply of IP for clinical and commercial requirements at cost plus a negotiated percentage and granted a right of first negotiation to obtain a regional license on other products the Company might develop outside the field of presbyopia for commercialization in Greater China.

The Company received nonrefundable, non-creditable upfront payments totaling $15.0 million as initial consideration under the License, which represents the transaction price at inception. In addition, the Company is also eligible to receive up to $95.0 million of regulatory and sales milestones, as well as tiered low double-digit royalties on net sales of IP in Greater China. Additional consideration to be paid to the Company upon reaching regulatory and sales milestones is excluded from the transaction price. Future milestone payments are fully contingent as the risk of significant revenue reversal will only be resolved depending on future regulatory approval and sales level outcomes. The sales-based royalty fee qualifies for the royalty constraint exception and does not require an estimate of the future transaction price. The sales-based royalty fee is considered variable consideration and will be recognized as revenue as such sales occur, if any.
The Company assessed the promises made under the License and concluded the License comprises a single performance obligation providing the right to use functional intellectual property. The $15.0 million transaction price allocated to that single performance obligation was recognized on completion of the transfer of the License in the year ended December 31, 2022. no additional amounts under the License were paid during the years ended December 31, 2022 and 2023 or were due to the Company at December 31, 2022 and 2023.
Contemporaneously with entering into the License agreement, a significant investor in the licensee purchased 2,950,548 shares of the Company’s Series A-1 Preferred Stock for $10.0 million.
14.     Employee Benefit Plan
The Company sponsors a 401(k) retirement plan to provide retirement benefits for all eligible employees. Participating employees may voluntarily contribute up to limits provided by Internal Revenue Service regulations. For the years ended December 31, 2022 and 2023, the Company made contributions to the plan of $0.1 million and $0.2 million, respectively.
15.     Related Party Transactions
In October 2022, the Company issued 9,899,340 shares of its Series A preferred stock for total cash proceeds of $21.3 million to significant shareholders that have designated members on the Company’s board of directors and are considered to be related parties.
In March 2023, the Company issued 22,146,905 shares of its Series B preferred stock for total cash proceeds of $66.0 million to significant shareholders that have designated members on the Company’s board of directors and are considered to be related parties.
A member of our Board of Directors currently serves as a member of the board of directors of one of the Company’s vendors, and has served in that capacity since 2023. The Company entered into a Master Services Agreement with this vendor in September 2023 to provide manufacturing services. Accordingly, the Company considers the vendor to be a related party. For the year ended December 31, 2023, fees incurred for services performed by the vendor were $0.3 million, and were charged to research and development expenses. Amounts due to the vendor within accounts payable as of December 31, 2023 totaled $0.3 million.
16.     Subsequent Events
The Company has evaluated subsequent events through March 21, 2024, the date on which the accompanying financial statements are available to be issued. During this period, the Company has concluded that no material subsequent events have occurred other than those disclosed below.
Completion of the Merger Transaction
As more fully described in Note 1, on March 21, 2024, the Company completed the Merger by and among the Company, Graphite, and Merger Sub, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as a wholly owned subsidiary of Graphite and the surviving corporation of the merger.

On a pro forma basis and based upon the number of shares of Graphite common stock issued in the Merger, the Company’s pre-Merger stockholders own approximately 65% of the combined company, pre-Merger Graphite stockholders own approximately 35% of the combined company on a fully-diluted basis (prior to giving effect to the Concurrent PIPE Investment described below and excluding any shares reserved for future grants under the 2024 Plan and the 2024 ESPP, each as defined in the Merger Agreement).
Private Placement and Subscription Agreement
Immediately prior to consummation of the merger, Graphite completed the Graphite private placement financing pursuant to the Subscription agreement by issuing 3,559,565 shares of Graphite’s common stock at $15.03 per share for an aggregate purchase price of $53.5 million (“the concurrent PIPE investment”). The concurrent PIPE investment is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the Securities Act), and/or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The PIPE investors have acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends have been affixed to the securities issued in this transaction.
Warrants
In February 2024, the holder exercised warrants to purchase 470,000 shares of our Class A common stock, resulting in $0.1 million of proceeds.